Exhibit 10.31
PROMISSORY NOTE

$16,000,000.00         August 13, 2001

FOR VALUE RECEIVED, the undersigned, Joe Boxer Licensing, LLC (“Maker”), hereby promises to pay to Kmart Corporation (“Payee”), at 3100 West Big Beaver Road, Troy, Michigan 48084 or at such other address of which Maker is notified, the principal sum of Sixteen Million Dollars ($16,000,000), lawful money of the United States, to be paid, together with interest per annum on the unpaid principal balance at a rate equivalent to the lowest allowable federal rate for a loan of the term of this Note as of the date hereof (i.e., 5.12%), in five (5) equal annual installments, on a self-liquidating basis, on the last day of each year commencing on December 31, 2003 and continuing through December 31, 2007.

1. It is hereby expressly agreed that the then unpaid portion of the said principal sum evidenced by this Note and any accrued and unpaid interest shall become due at the option of Payee if Maker defaults in the payment of any sums due hereunder and such default continues uncured for a period of thirty (30) business days after notice to Maker.

2. Maker may prepay this Note, in whole or in part, at any time and from time to time, without penalty and with interest only to the date of payment.

3. Maker hereby agrees to pay all expenses, including reasonable attorneys’ fees, which Payee may incur in effecting collection of this Note upon an uncured default in payment.

4. This Note shall be construed and interpreted in accordance with the laws of the State of Michigan applicable to agreements made and to be performed in such state and may not be modified, discharged or terminated, nor may any of the provisions hereof be waived, orally.

5. The loan evidenced by this Note is being made by Payee in consideration of Maker’s agreement to enter into that certain license agreement of even date herewith between Maker, as licensor, and Payee, as licensee (the “License Agreement”). Accordingly and notwithstanding anything to the contrary herein, the amount of any installment due under this Note (including interest) at any time due and payable (whether during the term of the License Agreement or after the termination thereof) shall be reduced (and, to the extent reduced, satisfied) by the aggregate of any “Minimum Royalty” or “Sales Royalty” (as such terms are defined in the License Agreement) or other sum concurrently or otherwise then due and payable or otherwise owing by Payee to Maker under the License Agreement or in connection therewith. Also, Payee may not assign or otherwise transfer this Note other than to an assignee of the License Agreement permitted in accordance with the terms of the License Agreement and Payee shall be required to assign this Note to such an assignee of the License Agreement together with the assignment of the License Agreement.

6. All notices and other communications hereunder shall be in writing and shall be deemed to be duly given if personally delivered, if mailed (by certified or registered mail, return receipt requested) or if sent by nationally-recognized overnight mail or courier service, to the party concerned at its address set forth on page 1 of the License Agreement (or at such other address as a party may specify by notice to the other). Notices to Maker shall be sent to the attention of William Sweedler. A copy of all notices to Maker also shall be sent to Andrew Tarshis, Esq., c/o Maker, to Duval & Stachenfeld LLP, 300 East 42nd Street, New York, New York 10017, Attn: Patrick Duval, Esq., and to Phillips Nizer Benjamin Krim & Ballon LLP, 666 Fifth Avenue, New York, New York 10103, Attn: Jonathan R. Tillem, Esq. Notices to Payee shall be sent to the attention of General Counsel, with a copy to Kmart of Michigan Inc., 3250 West Big Beaver Road, Troy, Michigan 48084, Attn: Intellectual Property Counsel.

JOE BOXER LICENSING, LLC

By: _/s/ Jay Shaw_____________________
Jay Shaw, Chief Operating Officer